Exhibit 5.1

Sullivan & Worcester LLP 1633 Broadway New York, NY 10019	212 660 3000 sullivanlaw.com

February 15, 2024

Chromocell Therapeutics Corporation

4400 Route 9 South, Suite 1000

Freehold, NJ 07728

Re: Registration Statement on Form S-1, as amended

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1, as amended (the “Registration Statement”), filed by Chromocell Therapeutics Corporation, a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering (the “Offering”): (A) by the Company of up to (i) 1,265,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), which number includes up to 165,000 shares of Common Stock subject to the underwriters’ over-allotment option described in the Registration Statement (collectively, the “IPO Shares”); (ii) 63,250 shares of Common Stock (the “Representative’s Warrant Shares”) issuable upon exercise of warrants to be issued to the representative of the several underwriters named in the Registration Statement (the “Representative’s Warrants”), which number includes up to 8,250 shares of Common Stock subject to the underwriters’ over-allotment option described in the Registration Statement; and (B) by certain existing stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to 2,969,823 shares of Common Stock (the “Selling Stockholder Shares”). The IPO Shares, Representative’s Warrants, Representative’s Warrant Shares, and Selling Stockholder Shares are collectively referred to herein as the “Securities.”

We are acting as special counsel for the Company in connection with the Registration Statement. In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, including the exhibits filed therewith, and have also examined and relied upon the agreements entered into in connection with the Offering, including the Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), the form of Representative’s Warrants, the minutes of meetings and resolutions of the board of directors of the Company (the “Board”) as provided to us by the Company, the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware prior to the sale of any Securities (the “New Charter”), and the Amended and Restated Bylaws of the Company to be adopted by the Board prior to the sale of any Securities (the “New Bylaws”), and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Chromocell Therapeutics Corporation

February 15, 2024

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that, upon (i) the filing of the New Charter with the Secretary of State for the State of Delaware and the effectiveness thereof under Delaware law, (ii) the adoption of the New Bylaws by the Board, (iii) due action by the Board or a duly appointed committee thereof to determine the price per share of the IPO Shares and the exercise price of the Representative’s Warrants, (iv) the due execution and delivery of the Underwriting Agreement by the parties thereto, (v) issuance of the Securities pursuant to the terms of the Underwriting Agreement and/or in the manner described in the Registration Statement, and (vi) the effectiveness of the Registration Statement under the Securities Act:

(i)	the IPO Shares will have been duly authorized by the Company, and when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock;

(ii)	The Representative’s Warrants will have been duly authorized by the Company and, when issued and sold in accordance with the Underwriting Agreement and as described in the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(iii)	the Representative’s Warrant Shares, when issued and sold by the Company and paid for in accordance with the terms of the Representative’s Warrants, as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock.

In addition, based upon and subject to the foregoing, we are also of the opinion that the Selling Stockholder Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Chromocell Therapeutics Corporation

February 15, 2024

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SULLIVAN & WORCESTER LLP

/s/ Sullivan & Worcester LLP